Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Stanley Wong	Mr. Crocker Coulson
CEO	President
China Biologic Products, Inc.	CCG Elite Investor Relations
Tel: +86-538-620-2306	Tel: +1-646-213-1915 (NY office)
Email: IR@chinabiologic.com	Email: crocker.coulson@ccgir.com
www.chinabiologic.com	www.ccgelite.com

For Immediate Release

China Biologic Products Reports First Quarter 2008 Results

  Net income increased 19.4% year-over-year to $2.3 million or 11 cents per share basic

Tai’an City, Shandong Province, PRC – May 15, 2008 – China Biologic Products, Inc. (CBPO.OB) ("CBP" or the "Company"), one of the leading plasma-based pharmaceutical companies in the People’s Republic of China ("PRC"), today reported financial results for the first quarter ended on March 31, 2008.

First Quarter 2008 Highlights

  Revenues increased 2.2% year-over-year to 7.8 million

  Gross profits increased 33.6% to $5.9 million over the first quarter of 2007, representing gross margin of 75.2%

  Operating income totaled $3.6 million, a 28.5% increase over the first quarter of 2007

  Net income increased 19.4% year-over-year to $2.3 million, or $0.11 per share

"Despite the further tightened blood inspection process from the PRC government, we continued to see strong demand and price increases for our plasma based products due to the increased purchasing power and health consciousness of Chinese consumers," said Mr. Stanley Wong, CEO of China Biologic Products. "We will continue our efforts to secure plasma supply as well as to upgrade our product portfolio. We are optimistic about our growth prospects, given that our new production line is expected to be in place by mid-2008, and is expected to expand our production capacity to 500-800 metric tons per annum."

During the quarter, the Company achieved the following milestones:

  Common stocks commenced trading on the Over-the-Counter Bulletin Board (the "OTCBB");

  "High-concentration Human Hepatitis B Immunoglobulin" R&D Project was listed in the National Torch Plan of China;

First Quarter 2008 Results

Revenues for the first quarter of 2008 were $7.8 million, a 2.2% increase, compared to $7.7 million for the same period of 2007. The increase in revenues during the first quarter of 2008 is primarily attributable to a general increase in prices of plasma based products together with foreign exchange translation benefits. During the first quarter of 2008, the Company’s plasma based products increased in price by approximately 78.4%, weighted average, period to period, which was offset by a decrease of in the volume of sales for three of the Company’s products, including human albumin. The Company’s temporary suspension of production for 70 days during fourth quarter 2007, for maintenance and for the building of the new production line, had a temporary effect on the supply of finished products available for sale in the first quarter of 2008.

Gross profits increased 33.6% to $5.9 million with gross margins of 75.2% for the first quarter of 2008, compared with approximately $4.4 million and 57.5% in the first quarter of 2007, respectively. The increase in gross margin was mainly due to the increased sales of higher margin products.

Total operating expenses for the first quarter of 2008 were $2.3 million, up 42.6% from the same period in 2007. Selling expenses increased 2.7% to $0.49 million. General and administrative expenses increased 68.8%, which was mainly attributable to the increase in personnel costs and auditing and legal fees. There were also increased activities related to investor relations and raising the profile of the Company in the US capital market. Research and development expenses increased 22.6% to $0.18 million.

Income from operations grew 28.5% to $3.6 million in the first quarter of 2008, representing operating margins of 46.3%, as compared to $2.8 million and 36.9% during the same period of 2007.

Provision for income taxes increased 64.5% year over year, to over $0.7 million. The Company provisioned its income tax for the first quarter of 2008 at the new PRC corporate unified income tax rate of 25%, as compared to the 15% preferential tax rate during the fiscal year 2007. The Company is in the process of applying for status as a new or high technology company in order to qualify for the favorable tax rate of 15%.

Net income for the first quarter of 2008 increased 19.4% year over year, to $2.3 million, or $0.11 per basic share and $0.10 per diluted share.

Financial Condition

As of March 31, 2008, CBP had $5.2 million in cash, approximately $10.5 million in working capital and a current ratio of 2.2. Shareholders’ equity at the end of the first quarter of 2008 stood at $25.8 million, compared to $22.4 million at the end of 2007.

Recent Development

(1) Management change

On May 9, 2008, Mr. Stanley Wong resigned as President and Chief Executive Officer of the Company, effective as of June 1, 2008. He will continue to serve as a consultant to the Company until the end of 2008 in order to ensure a smooth transition for the management. At the same time, Mr. Chao Ming Zhao resigned from his position as Chief Financial Officer in order to take over Mr. Wong’s role as President and Chief Executive Officer, and Mr. Y. Tristan Kuo, the Company’s Vice President-Finance, has been appointed to as the Company’s new Chief Financial Officer, effective June 1, 2008.

(2) The Company announced its receipt of SFDA approval to Supply Cryoprecipitate in the second quarter of 2008.

(3) The Company received approval SFDA for Clinical Trial of Human Prothrombin Complex.

Business Outlook

In recent years, the biopharmaceutical industry and the plasma-based product market have outperformed the pharmaceutical industry. The market for plasma-based products in China remains underserved with limited availability of products, offering substantial opportunities for China Biologic to grow its business.

The PRC government is limiting the number of companies in this industry and is not expected to issue new licenses in the foreseeable future. Furthermore, the import of foreign plasma based products is severely restricted, creating a relatively closed market for domestic suppliers. The overall effect of recent government regulatory reform has been to reduce competition and increase the barriers to entry, creating a favorable industry structure for China Biologic.

To achieve its objective to become a first-class biopharmaceutical enterprise in China, the Company will continue to seek to secure its market position by enhancing existing products, introducing new products to meet customer demand, delivering quality products to customers in a timely manner and maintaining the already established industry reputation.

"We are very pleased to be operating in a more regulated market for plasma based products after recent reforms launched by the government," said Mr. Stanley Wong, CEO of China Biologic Products. "We are going to continue our efforts to gain more market share and improve our product mix."

About China Biologic Products, Inc.

China Biologic Products, Inc., through its indirect majority-owned subsidiary Shandong Taibang, is currently the only plasma-based biopharmaceutical company approved by the government of Shandong Province, the second largest province with a population of 93 million. The company is engaged primarily in research, manufacturing, and sale of plasma-based biopharmaceutical products to hospitals and other health care facilities in China. Plasma-based Human Albumin is used mainly to increase blood volume while Immunoglobulin is used for disease prevention and treatment.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

--FINANCIAL TABLES FOLLOW--

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2008 AND DECEMBER 31, 2007

A S S E T S
	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
CURRENT ASSETS:
Cash	$5,152,629	$5,010,033
Accounts receivable, net of allowance for doubtful accounts of $1,281,172
and $1,238,772 as of March 31, 2008 and December 31, 2007, respectively	1,311,347	316,869
Notes receivable	42,840	41,130
Other receivables	441,526	425,163
Other receivable- related party	300,948	290,307
Inventories	11,520,085	9,505,074
Prepayments and deferred expense	243,073	138,756
Total current assets	19,012,448	15,727,332

PLANT AND EQUIPMENT, net	17,072,037	15,434,124

OTHER ASSETS:
Prepayments-non-current	850,130	711,459
Long term prepayment – related party	537,928	516,456
Intangible assets, net	930,584	915,874
Total other assets	2,318,642	2,143,789

Total assets	$38,403,127	$33,305,245

L I A B I L I T I E S    A N D    S H A R E H O L D E R S'   E Q U I T Y

CURRENT LIABILITIES:
Accounts payable	$2,471,482	$2,677,587
Short term loans - bank		685,500
Short term loan – minority shareholder	752,720	722,674
Other payables and accrued liabilities	1,353,242	1,200,068
Other payable - land use right	317,896	305,571
Dividend payable	915,762	506,626
Customer deposits	1,362,936	398,794
Taxes payable	1,291,653	384,788
Total current liabilities	8,465,691	6,881,608

COMMITMENT AND CONTINGENCIES	40,030	142,120

MINORITY INTEREST	4,110,623	3,885,892

SHAREHOLDERS' EQUITY:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 21,434,942
shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	2,143	2,143
Paid-in-capital	9,388,305	9,388,305
Statutory reserves	4,866,031	4,513,077
Retained earnings	7,798,152	5,883,306
Accumulated other comprehensive income	3,732,152	2,608,794
Total shareholders' equity	25,786,783	22,395,625

Total liabilities and shareholders' equity	$38,403,127	$33,305,245

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)

	2008	2007

REVENUES	$7,849,007	$7,677,852

COST OF SALES	1,948,898	3,261,376

GROSS PROFIT	5,900,109	4,416,476

OPERATING EXPENSES
Selling expenses	494,529	497,613
General and administrative expenses	1,584,128	938,598
Research and development expenses	183,782	149,907
TOTAL OPERATING EXPENSES	2,262,439	1,586,118

INCOME FROM OPERATIONS	3,637,670	2,830,358

OTHER EXPENSES
Finance expense	22,973	44,645
Other expense	412	7,665
TOTAL OTHER EXPENSES	23,385	52,310

INCOME BEFORE PROVISION FOR INCOME TAXES
AND MINORITY INTEREST	3,614,285	2,778,048

PROVISION FOR INCOME TAXES	740,482	450,110

NET INCOME BEFORE MINORITY INTEREST	2,873,803	2,327,938

LESS MINORITY INTEREST	606,003	429,095

NET INCOME	2,267,800	1,898,843

FOREIGN CURRENCY TRANSLATION GAIN	1,123,359	92,773

OTHER COMPREHENSIVE INCOME	$3,391,159	$1,991,616

BASIC EARNINGS PER SHARE
Weighted average number of shares	21,434,942	21,434,942
Earnings per share	$0.11	$0.09

DILUTED EARNINGS PER SHARE
Weighted average number of shares	21,964,168	21,434,942
Earnings per share	$0.10	$0.09

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(UNAUDITED)

	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,267,800	$1,898,843
Adjustments to reconcile net income to cash
provided by operating activities:
Minority Interest	606,003	429,095
Depreciation	274,361	162,022
Amortization	26,157	10,859
Loss on disposal of equipment	166
Allowance for doubtful accounts		58,437
Change in operating assets and liabilities:
Accounts receivable	(960,482)	(517,358)
Notes receivable		(433,843)
Other receivables	1,285	(494,298)
Other receivables – shareholders	1,398	(604,391)
Inventories	(1,585,462)	(498,242)
Prepayments and deferred expenses	(96,457)	44,701
Accounts payable	(310,692)	145,858
Other payables and accrued liabilities	101,089	651,234
Customer deposits	927,456
Taxes payable	871,964	382,165
Contingent liability	(105,707)
Net cash provided by operating activities	2,018,879	1,235,082

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to plant and equipment	(1,249,620)	(1,151,674)
Additions to construction in progress		(151,066)
Additions to intangible assets	(3,285)
Advances on building, equipment and intangible assets purchases	(106,777)	(560,523)
Net cash used in investing activities	(1,359,682)	(1,863,263)

CASH FLOWS FINANCING ACTIVITIES:
Proceeds from short term loan – bank		1,290,100
Payments on short term loan – bank	(698,850)
Payments on long term debt		(129,010)
Dividends paid to minority shareholders		(479,608)
Net cash (used in) provided by financing activities	(698,850)	681,482

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	182,249	9,890

INCREASE IN CASH	142,596	63,191

CASH, beginning of period	5,010,033	4,268,220

CASH, end of period	$5,152,629	$4,331,411